Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES FEBRUARY CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, February 18, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.091691 per unit, payable on March 14, 2014, to unit holders of record on February 28, 2014.

This month’s distribution increased from the previous month due to an increase in pricing for both oil and gas and an increase in gas production. Additionally, there was an increase in oil production as a result of 2013 drilling and recompletion programs. Also, the reduction of capital expenditures contributed to the increase of this distribution.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 49,867 bbls and 127,635 Mcf. The average price for oil was $90.36 per bbl and for gas was $6.29 per Mcf. This would primarily reflect production for the month of December for oil and the month of November for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	102,079	373,305	49,867	*	127,635	*	$90.36	$6.29	**
Prior Month	100,168	228,511	22,907	*	28,039	*	$88.55	$5.70	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately four 2013 workover wells were completed and three vertical wells were drilled and one completed in the month of December. Capital expenditures were approximately $2,424,003.77. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are adjusted in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distributions. With this distribution, the net adjustments and reimbursements have affected this distribution by a reduction of $184,463 or $.004 per unit. This is the last month that there will be any adjustments concerning this overpayment. These adjustments will continue to be reviewed for accuracy and validity through 2014.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Permian’s 2013 tax information booklet will be posted on Permian’s website by March 1, 2014. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unitholder tax preparation, both the income and expense and the depletion calculators are now updated on Permian’s website for 2013 tax reporting.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085